Exhibit 99.1

MAP Pharmaceuticals Reports Third Quarter of 2008 Financial Results

MOUNTAIN VIEW, Calif., November 12, 2008 / PR Newswire-FirstCall / — MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced financial results for the third quarter ended September 30, 2008.

The net loss for the third quarter ended September 30, 2008 was $20.4 million compared with $9.8 million during the same period in 2007. The net loss for the nine months ended September 30, 2008 was $51.1 million compared to $25.2 million for the nine months ended September 30, 2007. As of September 30, 2008, MAP Pharmaceuticals had cash, cash equivalents and short-term investments of $63.0 million.

“We had a very busy and productive third quarter with two active Phase 3 clinical programs ongoing. We completed patient enrollment of our Phase 3 trial of Unit Dose Budesonide, or UDB, for the potential treatment of pediatric asthma, and continued enrollment of our Phase 3 trial of MAP0004 for the potential treatment of migraine,” said Timothy S. Nelson, President and Chief Executive Officer of MAP Pharmaceuticals. “In this environment, we continue to manage our resources prudently as we advance toward our goal of commercializing clearly differentiated products that address major market opportunities.”

Third Quarter 2008 and Recent Accomplishments

Clinical development

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UDB: Completed enrollment and randomized approximately 360 patients in a Phase 3 clinical trial to evaluate UDB for the potential treatment of pediatric asthma. The last patient in this trial is expected to complete the 12-week treatment period by the end of 2008.

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MAP0004: Initiated enrollment in a Phase 3 clinical trial to evaluate MAP0004 for the potential treatment of migraine, pursuant to a Special Protocol Assessment with the U.S. Food and Drug Administration.

Other corporate progress

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Added industry veterans to the management team and board of directors, including: Donald J. Kellerman, Pharm.D. to the position of Senior Vice President, Clinical Development and Medical Affairs; Alan H. Cohen, M.D., to the position of Vice President, Clinical Development and Medical Affairs, Pulmonary; and Scott R. Ward to the board of directors.

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Published positive results in a scientific journal from a Phase 2 study evaluating the safety, tolerability and pharmacokinetics of MAP0004 in adult asthmatics, and presented three posters related to MAP0004 at the European Headache and Migraine Trust International Congress.

Third Quarter and Nine Month Financial Results

Research and development expenses for the three and nine months ended September 30, 2008 were $16.8 million and $41.6 million, respectively, compared to $7.5 million and $18.3 million, respectively, for the same periods in 2007. The increase in research and development expenses for the three and nine months ended September 30, 2008 as compared to the same periods in 2007 was primarily driven by an increase in clinical expenses to support Phase 3 clinical programs initiated in 2008 for our two lead product candidates, UDB and MAP0004, and an increase in personnel related expenses and stock-based compensation in support of these clinical programs.

Sales, general and administrative expenses for the three and nine months ended September 30, 2008 were $3.4 million and $9.7 million, respectively, compared to $2.4 million and $6.8 million, respectively, for the same periods in 2007. The increase in sales, general and administrative expenses for the three months ended September 30, 2008 as compared to the same period in 2007 was primarily related to increases in personnel related expenses and stock-based compensation, as well as increases due to professional fees, outside services and other administrative related costs. The increase in sales, general and administrative expenses for the nine months ended September 30, 2008 as compared to the same period in 2007 was primarily related to increases in personnel related expenses and stock-based compensation, as well as increases due to professional fees, outside services and other administrative related costs, partially offset by a decrease in non-recurring IPO expenses incurred in the prior year.

MAP Pharmaceuticals had cash, cash equivalents and short-term investments as of September 30, 2008 of $63.0 million, compared to $95.0 million as of December 31, 2007. In addition, for the three and nine months ended September 30, 2008, non-cash share-based compensation and depreciation was approximately $1.5 million and $4.0 million, respectively.

About MAP Pharmaceuticals, Inc.

MAP Pharmaceuticals is dedicated to developing and commercializing new therapies for children and adults suffering from chronic conditions that are not adequately treated by currently available medicines. The company has two product candidates in Phase 3 clinical trials. Unit Dose Budesonide is being developed for the potential treatment of pediatric asthma, and MAP0004 is being developed for the potential treatment of migraine. MAP Pharmaceuticals generates new pipeline opportunities by applying its proprietary drug particle and inhalation technologies to enhance the therapeutic benefits of proven drugs, while minimizing risk, by capitalizing on their known safety, efficacy and commercialization history.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals’ late stage clinical programs. Actual results may differ materially from current expectations based on risks and uncertainties affecting MAP Pharmaceuticals’ business, including, without limitation, risks and uncertainties relating to the enrollment and conduct of clinical trials, as well as risks related to the failure to achieve favorable clinical outcomes and that MAP Pharmaceuticals product candidates will not be approved for commercial use by the U.S. Food and Drug Administration. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q, filed with the SEC on August 13, 2008, and available at http://edgar.sec.gov.

CONTACT: Christopher Y. Chai, Chief Financial Officer of MAP Pharmaceuticals, Inc., +1-650-386-3107; or media, Julio Cantre of WeissComm Partners, +1-415-946-0155, for MAP Pharmaceuticals, Inc.

MAP PHARMACEUTICALS, INC.

(a development stage enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash, cash equivalents and short-term investments	$63,021	$94,990
Other current assets	525	1,079

Total current assets	63,546	96,069
Property and equipment, net	4,927	4,183
Restricted cash	310	321
Other assets	27	122

Total assets	$68,810	$100,695

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$14,360	$8,912
Current portion of long-term debt	4,725	3,820

Total current liabilities	19,085	12,732
Long-term debt, less current portion	15,827	6,357
Other liabilities	41	—

Total liabilities	34,953	19,089
Total stockholders’ equity	33,857	81,606

Total liabilities and stockholders’ equity	$68,810	$100,695

MAP PHARMACEUTICALS, INC.

(a development stage enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Operating expenses:
Research and development	$16,815	$7,510	$41,614	$18,343
Sales, general and administrative	3,380	2,366	9,685	6,823

Total operating expenses	20,195	9,876	51,299	25,166

Loss from operations	(20,195)	(9,876)	(51,299)	(25,166)
Other income (expense), net	(168)	34	179	(24)

Net loss	(20,363)	(9,842)	(51,120)	(25,190)

Cumulative stock dividend attributable to preferred stockholders	—	(1,902)	—	(5,575)

Net loss attributable to common stockholders	$(20,363)	$(11,744)	$(51,120)	$(30,765)

Net loss per share attributable to common stockholders, basic and diluted	$(1.00)	$(14.07)	$(2.52)	$(39.27)

Weighted-average common shares used in computing net loss per share attributable to common stockholders, basic and diluted	20,398,682	834,433	20,308,206	783,379